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                                                                      Exhibit 12


                               NAVARRE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 (in thousands of dollars, except ratio amounts)


                                                    Six Months Ended                    Years Ended March 31,
                                                    Sep-04     Sep-03       2004       2003       2002       2001        2000
Fixed Charges
        Interest Expensed                              101        146        378        194        173        223         476
        Interest Capitalized                            --         --         --         --         --         --          --
        Amortization of Capitalized
             Expenses Related to
             Indebtedness                               96         37         87        108         66         --          --
        Estimated Interest Component of
             Rent Expense                               --         --         --         --         --         --          --
        Total Fixed Charges                            197        183        465        302        239        223         476

Income/(Loss) from Operations
     Before Income Taxes                             9,489      2,031      8,313      4,258      1,232       (587)     (3,631)
     Add:
        Minority Interest in Consolidated
             Subsidiaries                               --         --         --         --         --         --          --
        Fixed Charges                                  197        183        465        302        239        223         476
        Distributed Income from Equity
            Method Investees                            --         --         --         --         --         --          --
        Amortization of Interest Capitalized            --         --         --         --         --         --          --
     Subtract:
        Equity Income/(Losses)                          --         --         --         63      1,480    (10,338)     (4,154)
        Minority Interest in Pre-tax Income of
            Subsidiaries that have not Incurred
            Fixed Charges                               --         --         --         --         --         --          --
        Interest Capitalized                            --         --         --         --         --         --          --
Adjusted Earnings                                    9,686      2,214      8,778      4,623      2,951    (10,702)     (7,309)

 Ratio of Earnings to Fixed Charges                  49.17      12.10      18.88      15.31      12.35     (47.99)     (15.36)